Ruby Tuesday, Inc.
Executive Compensation Clawback Policy
July 22, 2010

In the event of a restatement of Ruby Tuesday, Inc.’s (the “Company”) financial results (other than a prophylactic or voluntary restatement due to a change in applicable accounting rules or interpretations) due to material noncompliance with financial reporting requirements, with respect to any compensation granted (whether already paid or only calculated as payable and yet to be paid) to any current or former employee holding a position of vice president or above (each an “Executive”) after July 22, 2010, if the Board of Directors (the “Board”) of the Company determines in good faith that such compensation was awarded (or in the case of unpaid compensation, determined for award) based on such material noncompliance, then the Board or a committee thereof comprised of independent Board members shall be entitled on behalf of the Company to recover all of the Executive’s compensation (or in the case of unpaid compensation, to reduce such compensation) based on the erroneous financial data in excess of what would have been paid (or in the case of unpaid compensation, what should be paid) to the Executive under the accounting restatement.  Such recovery period shall comprise up to the three (3) years preceding the date on which the Company is required to prepare the accounting restatement.

In determining whether to seek recovery of compensation, the Board or applicable committee thereof may take into account any considerations it deems appropriate, including whether the assertion of a claim may violate applicable law or adversely impact the interests of the Company in any related proceeding or investigation, the extent to which the Executive was responsible for the error that resulted in the restatement, and the cost and likely outcome of any potential litigation in connection with the Company’s attempts to recoup compensation. The Board or committee shall have sole discretion in determining whether an Executive’s conduct met or did not meet any particular standard of conduct under law or this policy.